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Exhibit 4.4.1

NOTICE OF AMENDMENT
TO
ESCROW AGREEMENT

        This Notice of Amendment to Escrow Agreement (this "Amendment") is given by Illinois River Energy, LLC (the "Company") effective the 8th day of May, 2003.

        The Company, U.S. Bancorp Piper Jaffray Inc., and First Midwest Bank are parties to that certain Escrow Agreement dated September 17, 2002, which was amended by the Company by a certain Notice of Amendment to Escrow Agreement dated March 28, 2003 (the Escrow Agreement, as so amended, the "Agreement"). Pursuant to Section 12(e) of the Agreement, the Company may amend the Agreement by written notice signed by the Company. In accordance therewith, the Company hereby amends the Agreement as follows:

  A.
  The references to the date "May 16, 2003" in Section 3(a) of the Agreement are hereby deleted and replaced with the date "June 30, 2003."

  B.
  The reference to the date "August 31, 2003" in Section 3(a) of the Agreement is hereby deleted and replaced with the date "December 31, 2003."

  C.
  Except to the extent specifically amended as set forth above, all terms and conditions of the Agreement shall remain in full force and effect. The Agreement as amended hereby constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof.

        IN WITNESS WHEREOF, this Amendment is executed by the undersigned as of the date first set forth above.

Illinois River Energy, LLC
By:	/s/ FLOYD SCHULTZ
	Name:	Floyd Schultz
	Title:	President

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NOTICE OF AMENDMENT TO ESCROW AGREEMENT